Exhibit 99.1

Pattern Energy Reports Third Quarter 2019 Financial Results
- Declares dividend of $0.4220 per Class A common share for fourth quarter 2019 -

SAN FRANCISCO, California, November 4, 2019 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2019 third quarter.

Highlights

•	Proportional gigawatt hours (“GWh”) sold of 1,736 GWh

•	Revenue of $119 million

•	Net loss of $71 million

•	Adjusted EBITDA of $65 million

•	Cash available for distribution (“CAFD”) of $22 million, and on track to meet full year guidance(1)

•	Declared a fourth quarter dividend of $0.4220 per Class A common share or $1.688 on an annualized basis, subsequent to the end of the period, unchanged from the previous quarter's dividend

•
Acquired 251 megawatts (“MW”) of owned capacity, subsequent to the end of the quarter, in two facilities, Henvey Inlet Wind ("Henvey Inlet") and Grady Wind ("Grady"), located in Ontario and New Mexico, respectively, for a total purchase price of $293 million, representing a 10x multiple of the five-year average CAFD(1) of the two projects, with a weighted average PPA life remaining of more than 22 years

•	Received $256 million in a private placement of 10.4 million shares of perpetual preferred stock (the "Series A Preferred Stock"), subsequent to the end of the quarter

•	Issued its inaugural sustainability report, subsequent to the end of the quarter, outlining the Company's sustainable practices and environmental, social, and governance metrics
“The fleet continues to perform well and production was at our long term average forecast during the quarter,” said Mike Garland, CEO of Pattern Energy. “We have successfully achieved a series of milestones which put us in a great position to achieve our growth objectives. These milestones include the acquisition of four accretive dropdowns, securing attractively priced capital to fund these acquisitions with sufficient existing liquidity to meet our capital commitments for Gulf Wind repowering and Tsugaru, as well as continued progress at Pattern Development. The Henvey Inlet acquisition represents the completion of our Canadian portfolio at this time, and the Grady acquisition expands our footprint in the New Mexico market. Our ability to successfully execute in strategic markets like Ontario, New Mexico and Japan underpin our confidence in the business.”
(1) The forward looking measures of 2019 full year cash available for distribution (CAFD) and CAFD multiple are non-GAAP measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking mark-to-market changes in derivatives and proportionate share of earnings from unconsolidated investments to arrive at net income and which are subtracted therefrom to arrive at CAFD.  A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Metrics, of Pattern Energy's 2019 Quarterly Report on Form 10-Q for the period ended September 30, 2019.
Financial and Operating Results
Pattern Energy sold 1,735,937 megawatt hours (“MWh”) of electricity on a proportional basis in the third quarter of 2019, compared to 1,622,991 MWh sold in the same period last year. Pattern Energy sold 5,965,313 MWh of electricity on a proportional basis in the nine months ended September 30, 2019 (“YTD 2019”), compared to 6,021,515 MWh for the same period in 2018. The 7% improvement in the quarterly period was primarily due to volume increases resulting from acquisitions and less favorable wind conditions in 2018 partially offset by volume decreases due to divestitures.
Net loss was $71 million in the third quarter of 2019, compared to a net loss of $31 million for the same period last year. Net loss for the YTD 2019 was $147 million compared to $46 million for the same period in 2018, an increase of $101 million. The $40 million increase in net loss in the quarterly period was primarily attributable to a $20 million increase in depreciation due to accelerated depreciation at the Gulf Wind facility resulting from the repowering of such project, a $3 million increase in corrective maintenance, a $9 million increase in contingent consideration payable to Pattern Energy Group LP resulting from construction cost savings at the Tsugaru project and a $7 million increase in proportionate share of net loss in earnings of Pattern Development.

Adjusted EBITDA decreased 19% to $65 million for the third quarter of 2019, compared to $80 million for the same period last year. Adjusted EBITDA for the YTD 2019 was $265 million compared to $292 million for the same period in 2018. The $15 million decrease in the quarterly period was primarily due to an $11 million decrease in earnings from projects fully operational in both periods, a $5 million increase in Pattern Energy's share of net loss at its development investment segment and a $3 million decrease in earnings resulting from its divestiture of K2, partially offset by a $4 million increase in earnings due to new projects acquired. The decrease in earnings from projects fully operational in both periods was primarily due to increased corrective maintenance expense and general and administrative costs.
Cash available for distribution was $22 million for the third quarter of 2019, a decrease of 31% compared to $32 million for the same period last year. Cash available for distribution in the YTD 2019 was $128 million compared to $133 million in the same period in 2018. The $10 million decrease in the quarterly period was primarily due to a $2 million reduction resulting from divestitures, a $9 million decrease in contributions from projects fully operational in both periods partially offset by $1 million contributed from new projects acquired.
2019 Financial Guidance
Pattern Energy is re-confirming its targeted annual cash available for distribution(1) for 2019 within a range of $160 million to $190 million. Pattern Energy is re-affirming its full year 2020 targeted annual cash available for distribution(1) in a range of $185 million to $225 million.
(1) The forward looking measures of 2019 and 2020 full year cash available for distribution (CAFD) are non-GAAP measures that cannot be reconciled to net income as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking mark-to-market changes in derivatives and proportionate share of earnings from unconsolidated investments to arrive at net income and which are subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Metrics, of Pattern Energy's 2019 Quarterly Report on Form 10-Q for the period ended September 30, 2019.
Common Dividend
Pattern Energy declared a dividend for the fourth quarter 2019, payable on January 31, 2020, to common equity holders of record on December 31, 2019 in the amount of $0.4220 per Class A common share, which represents $1.688 on an annualized basis. The amount of the fourth quarter 2019 dividend is unchanged from the third quarter 2019 dividend.
Preferred Dividend
Pattern Energy declared a base dividend, payable on January 31, 2020, to holders of the Series A Preferred Stock aggregating to $3.9 million.
New Acquisitions
Pattern Energy acquired two wind projects, Henvey Inlet and Grady, from Pattern Energy Group LP and Pattern Energy Group 2 LP ("Pattern Development"), respectively, for total cash consideration of $294 million.

•
Pattern Energy acquired 100% of Pattern Energy Group LP's 50% equity ownership interest in the 300 MW Henvey Inlet facility for approximately $193 million, subject to adjustment, for an owned interest of 150 MW. Henvey Inlet is located on the northeast shore of Georgian Bay in Ontario and commenced commercial operation in September 2019. The facility utilizes 87 Vestas 3.45 MW turbines and has a 20-year PPA with the Independent Electricity System Operator for 100% of its production.

•
Pattern Energy acquired 51% of Pattern Development's Class B member interest in the 220 MW Grady facility for approximately $100 million for an owned interest of 101 MW. Grady is located in Curry County, New Mexico and commenced commercial operation in August 2019. The facility utilizes 84 Siemens Gamesa 2.625 MW turbines and has a 25-year PPA with Sacramento Municipal Utility District for 100% of its production, up to 200 MW.

New Financing Arrangement
In October 2019, Pattern Energy issued 10.4 million shares of Series A Perpetual Preferred Stock with a par value of $260 million issued at a 1.5% discount. The Series A Preferred Shares are entitled to receive, when declared by the board of directors, cumulative cash dividends at an initial annual rate of 5.625%, based on the $25.00 per share liquidation preference. The annual dividend rate shall increase by 0.5% every year starting on the third anniversary of issuance date to a maximum of four escalations, or 7.625%. The Series A Preferred Shares are entitled to receive 12.6% of any cash distributions, including the return of capital, made by Pattern Development to the Company or any of its subsidiaries not to exceed $3.25 per Series A Preferred Share. Pattern Energy received net proceeds of $256 million which it used to fund the acquisition of Henvey Inlet, partially repay borrowings under the revolving credit facility and pay related expenses and fees.
Acquisition Pipeline
Pattern Development has a pipeline of development projects totaling more than 10 gigawatts (“GW”). Pattern Energy has a right of first offer (“ROFO”) on the entire pipeline of acquisition opportunities. The identified ROFO list stands at 612 MW of total capacity and represents a portion of the pipeline of development projects, which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased more than 1.9 GW from Pattern Energy Group LP and Pattern Development. Pattern Energy Group LP is winding up operations and following the Company's acquisition of Henvey Inlet discussed above under "New Acquisitions" there are no remaining Identified ROFO Projects at Pattern Energy Group LP.

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start	Commercial Operations	Contract Type	Rated (1)	Pattern Development Owned (2)
Sumita	Late stage development	Japan	2020	2022	PPA	100	55
Ishikari	Late stage development	Japan	2020	2022	PPA	112	112
Corona Wind Project(s)	Late stage development	New Mexico	2020	2021	PPA	400	340
						612	507

(1)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of weather and other conditions, a project will not operate at its rated capacity at all times and the amount of electricity generated may be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(2)
Pattern Development owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development's percentage ownership interest in the distributable cash flow of the project.

Sustainability Report
Pattern Energy released its inaugural sustainability report of its sustainable practices and environmental, social, and governance ("ESG") metrics in accordance with the GRI Reporting Standards: Core option.
Pattern Energy's 2018 ESG performance highlights include:

•
Generated pollution-free electricity to power the equivalent of 1.1 million U.S. homes and, when compared to coal-fired generation, avoided 11 million metric tons of carbon dioxide emissions, equivalent to taking 2.4 million cars off the roads, and conserved 6 billion gallons of water.

•	Consumed approximately 35 GWh of electricity - less than half of one percent of the clean energy generated by its wind facilities - for business and facility operations.

•
Prioritized employee engagement, professional development, and diversity and inclusion initiatives, resulting in the launch of three employee resource groups, new staff training opportunities, and a "Total Rewards" compensation infrastructure.

•
Contributed nearly $8 million dollars towards community benefits and almost $20 million in local tax contributions through its operating facilities. Local communities are projected to receive more than $1 billion in economic benefits over the life of the current fleet.

•
Completed first year of self-performing operations and maintenance activities at five sites, with an average of 60 hours of operations-related training per field employee and a Total Recordable Injury Rate (TRIR) of 0.79 for Pattern Energy operations field staff.

Pattern Energy Group Inc. Consolidated Statements of Operations (In millions of U.S. dollars, except share data) (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue:
Electricity sales	$115	$116	$373	$354
Other revenue	4	2	21	16
Total revenue	119	118	394	370
Cost of revenue:
Project expense	41	36	121	105
Transmission costs	5	6	17	21
Depreciation, amortization and accretion	76	56	236	166
Total cost of revenue	122	98	374	292
Gross profit (loss)	(3)	20	20	78
Operating expenses:
General and administrative	12	9	34	29
Development expenses	13	—	13	—
Related party general and administrative	4	4	12	12
Impairment expense	—	3	—	7
Total operating expenses	29	16	59	48
Operating income (loss)	(32)	4	(39)	30
Other income (expense):
Interest expense	(27)	(28)	(78)	(81)
Gain on derivatives	3	2	3	16
Earnings (loss) in unconsolidated investments, net	(10)	(4)	(16)	13
Net gain (loss) on transactions	(3)	1	(5)	(2)
Other expense, net	(1)	(3)	(3)	(8)
Total other expense	(38)	(32)	(99)	(62)
Net loss before income tax	(70)	(28)	(138)	(32)
Income tax provision	1	3	9	14
Net loss	(71)	(31)	(147)	(46)
Net loss attributable to noncontrolling interest	(20)	(18)	(59)	(202)
Net income (loss) attributable to Pattern Energy	$(51)	$(13)	$(88)	$156

Weighted-average number of common shares outstanding
Basic	97,600,393	97,460,492	97,595,765	97,464,012
Diluted	97,600,393	97,460,492	97,595,765	105,788,848
Net income (loss) per share attributable to Pattern Energy
Basic	$(0.53)	$(0.13)	$(0.91)	$1.60
Diluted	$(0.53)	$(0.13)	$(0.91)	$1.58

Adjusted EBITDA and Cash Available for Distribution Non-GAAP Reconciliations
The following tables present a reconciliation of Adjusted EBITDA and cash available for distribution to net loss, the most directly comparable GAAP financial measure, for the periods indicated (unaudited and in millions):

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net loss	$(71)	$(31)	$(147)	$(46)
Plus:
Interest expense, net of interest income	26	28	76	80
Income tax provision	1	3	9	14
Depreciation, amortization and accretion	85	63	257	188
EBITDA	$41	$63	$195	$236
Unrealized (gain) loss on derivatives	(2)	(1)	8	(1)
Impairment expense	—	3	—	7
Adjustments for unconsolidated investments(1)	(5)	—	(8)	—
Other(2)	13	1	15	2
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	9	9	21	28
Income tax provision	—	1	—	1
Depreciation, amortization and accretion	8	8	21	26
(Gain) loss on derivatives	1	(4)	13	(7)
Adjusted EBITDA	$65	$80	$265	$292
Plus:
Distributions from unconsolidated investments	9	10	35	48
Network upgrade reimbursement	—	—	1	1
Release of restricted cash	—	1	6	3
Stock-based compensation	1	1	4	4
Other	3	(5)	5	(3)
Less:
Unconsolidated investment earnings and proportionate shares from EBITDA	(6)	(13)	(38)	(70)
Interest expense, less non-cash items and interest income	(24)	(23)	(70)	(72)
Income taxes	—	—	(3)	—
Distributions to noncontrolling interests	(12)	(8)	(33)	(29)
Principal payments paid from operating cash flows	(14)	(11)	(44)	(41)
Cash available for distribution	$22	$32	$128	$133

Weighted-average number of common shares outstanding
Basic	97,600,393	97,460,492	97,595,765	97,464,012

Cash available for distribution per share
Basic	$0.23	$0.33	$1.31	$1.36

(1)
Amount consists of gains on distributions from unconsolidated investments of $5 million and $10 million for the three and nine months ended September 30, 2019, respectively, and suspended equity earnings (losses) of less than $(1) million and $2 million for the three and nine months ended September 30, 2019, respectively.

(2)
Included in Other for the three and nine months ended September 30, 2019 is Development expense of $13 million related to the change in contingent consideration for the purchase of the Japan Transaction and the Broadview Project acquisition, more fully described in the Company's 2018 Form 10-K, Note 5, Acquisitions and the Form 10-Q, Note 13, Fair Value Measurements.

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. dollars, except share and par value data) (Unaudited)
	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$106	$101
Restricted cash	—	4
Counterparty collateral	—	6
Trade receivables	65	50
Derivative assets, current	3	14
Prepaid expenses	16	18
Deferred financing costs, current, net of accumulated amortization of $4 and $3 as of September 30, 2019 and December 31, 2018, respectively	2	2
Sales tax receivable	27	1
Other current assets	22	15
Total current assets	241	211
Restricted cash	13	18
Major construction advances	46	84
Construction in progress	500	259
Property, plant and equipment, net	3,917	4,119
Unconsolidated investments	281	270
Derivative assets	7	9
Deferred financing costs	7	8
Net deferred tax assets	12	5
Intangible assets, net	211	219
Goodwill	60	58
Other assets	101	34
Total assets	$5,396	$5,294

Pattern Energy Group Inc. Consolidated Balance Sheets (In millions of U.S. dollars, except share and par value data) (Unaudited)
	September 30,	December 31,
	2019	2018
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$66	$67
Accrued construction costs	51	27
Counterparty collateral liability	—	6
Accrued interest	7	14
Dividends payable	42	42
Derivative liabilities, current	6	2
Revolving credit facility, current	39	198
Current portion of long-term debt, net	329	56
Asset retirement obligation, current	21	24
Contingent liabilities, current	129	31
Other current liabilities	27	11
Total current liabilities	717	478
Revolving credit facility	25	25
Long-term debt, net	2,172	2,004
Derivative liabilities	81	31
Net deferred tax liabilities	123	117
Intangible liabilities, net	45	56
Contingent liabilities	37	142
Asset retirement obligations	213	185
Other long-term liabilities	128	71
Contract liability	26	26
Total liabilities	3,567	3,135
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 98,240,118 and 98,051,629 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	1,009	1,130
Accumulated loss	(115)	(27)
Accumulated other comprehensive loss	(101)	(52)
Treasury stock, at cost; 249,481 and 223,040 shares of Class A common stock as of September 30, 2019 and December 31, 2018, respectively	(5)	(5)
Total equity before noncontrolling interest	789	1,047
Noncontrolling interest	1,040	1,112
Total equity	1,829	2,159
Total liabilities and equity	$5,396	$5,294

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2019	2018
Operating activities
Net loss	$(147)	$(46)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	259	188
Impairment expense	—	7
Loss (gain) on derivatives	8	(3)
Stock-based compensation	4	4
Deferred taxes	6	14
(Earnings) losses in unconsolidated investments, net	16	(13)
Distributions from unconsolidated investments	19	43
Other reconciling items	—	2
Changes in operating assets and liabilities:
Counterparty collateral asset	6	24
Trade receivables	(14)	—
Other current assets	(21)	12
Other assets (non-current)	(8)	(4)
Advanced lease revenue	—	34
Accounts payable and other accrued liabilities	(6)	(3)
Counterparty collateral liability	(6)	(24)
Contingent liabilities	7	(3)
Other current liabilities	(5)	(9)
Other long-term liabilities	—	7
Net cash provided by operating activities	118	230
Investing activities
Cash paid for acquisitions and investments, net of cash and restricted cash acquired	(71)	(275)
Proceeds from sale of investments, net of cash and restricted cash distributed	—	56
Capital expenditures	(159)	(129)
Distributions from unconsolidated investments	16	5
Other assets	1	—
Net cash used in investing activities	(213)	(343)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2019	2018
Financing activities
Dividends paid	(124)	(124)
Capital contributions - noncontrolling interest	24	3
Capital distributions - noncontrolling interest	(33)	(29)
Payment for financing fees	(1)	(7)
Proceeds from long-term debt and other	430	165
Repayment of long-term debt and other	(44)	(53)
Proceeds from short-term debt	253	489
Repayment of short-term debt	(390)	(317)
Cash paid for contingent consideration	(21)	—
Payment for termination of designated derivatives	(3)	—
Other financing activities	(1)	(3)
Net cash provided by financing activities	90	124
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(3)

Net change in cash, cash equivalents and restricted cash	(4)	8
Cash, cash equivalents and restricted cash at beginning of period	123	138
Cash, cash equivalents and restricted cash at end of period	$119	$146
Supplemental disclosures
Cash payments for income taxes	$16	$—
Cash payments for interest expense	$76	$79
Schedule of non-cash activities
Change in property, plant and equipment	$61	$226
Accrual of equity issuance costs	$1	$—

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the Nasdaq Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 28 renewable energy projects with an operating capacity of 4.4 GW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy’s wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2019 and 2020 full year CAFD guidance targets, the ability to achieve the five year average CAFD multiple for the Henvey Inlet and Grady projects, the ability to achieve its growth objectives, the ability to meet the capital commitments for Gulf Wind repowering and Tsugaru, the continued progress and the timing of receipt of distributions from Pattern Development, the ability to fund the acquisition of identified ROFO projects and the amount of community benefits local communities are projected to receive over the life of the current fleet. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether resulting from new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com